AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ASPIRITY HOLDINGS LLC

The Interests referred to in this Operating Agreement have not been registered under the Securities Act of 1933 or any other securities laws, and such Interests may not be transferred without appropriate registration or the availability of an exemption from such registration requirements.

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5.10 Execution of Documents Filed with Minnesota	21
5.11 Limitation of Liability; Indemnification	22
5.12 Contracts with Directors or Their Affiliates	22

ARTICLE VI - MEMBERS	23
6.1 Meetings of Members; Place of Meetings	23
6.2 Quorum	23
6.3 Proxies	23
6.4 Action Without Meeting	23
6.5 Notice of Meetings	23
6.6 Waiver of Notice	24
6.7 Voting by Certain Holders	24
6.8 Voting Requirement	24
6.9 Minutes of Meetings and Record of Other Actions	25

ARTICLE VII - ACCOUNTING AND BANK ACCOUNTS	25
7.1 Fiscal Year	25
7.2 Books and Records	25
7.3 Financial Reports	25
7.4 Tax Returns and Elections; Tax Matters Member	25
7.5 Section 754 Election	26
7.6 Bank Accounts	26

ARTICLE VIII - TRANSFERS OF INTERESTS AND EVENTS OF WITHDRAWAL	26
8.1 General Restrictions	26
8.2 Permitted Transfers	26
8.3 Substitute Members	27
8.4 Effect of Admission as a Substitute Member	27
8.5 Additional Members and Interests	27
8.6 No Dissociation	28
8.7 Option to Purchase by Company and Members.	28
8.8 Mandatory Purchase by Company or Members.	30
8.9 Agreement Price.	30
8.10 Payment of Purchase Price.	31
8.11 Default Under Loan Agreements.	32

ARTICLE IX - DRAG-ALONG AND TAG-ALONG RIGHTS	32
9.1 Drag-Along Rights.	32
9.2 Tag-Along Rights.	33
9.3 Other Agreements with Respect to Drag-Along and Tag-Along Transactions.	33

ARTICLE X - DISSOLUTION AND TERMINATION	34
10.1 Events Causing Dissolution	34
10.2 Effect of Dissolution	34

ARTICLE XI - MISCELLANEOUS	35
11.1 Title to the Property	35

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11.2 Nature of Interest in the Company	35
11.3 Organizational Expenses	35
11.4 Notices	35
11.5 Waiver of Default	35
11.6 No Third Party Rights	35
11.7 Entire Agreement	35
11.8 Complete Statement of Expectations	36
11.9 Amendments to this Agreement	36
11.10 Severability	36
11.11 Binding Agreement	37
11.12 Counterparts	37
11.13 Governing Law	37
11.14 Legal Representation	37
11.15 Conversions and Restrictions	37
11.16	37

SCHEDULE A

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AMENDED AND RESTATED

OPERATING AGREEMENT
OF
ASPIRITY HOLDINGS LLC

This Amended and Restated Operating Agreement (this “Agreement”) is made and entered into effective as of March 30, 2016, among Aspirity Holdings LLC (the “Company”) and the persons set forth on Schedule A.

RECITALS

WHEREAS, the Company and the persons set forth on Schedule A (collectively, the “Parties”) entered into an Operating Agreement, effective November 1, 2015 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety and to correct certain mistakes made therein; and

WHEREAS, the Company, formerly known as Twin Cities Power Holdings, LLC “TCPH”) was formed as a limited liability company under the Minnesota Limited Liability Company Act in effect in 2009 (the “LLC Act”); and

WHEREAS, the Minnesota Revised Uniform Limited Liability Company Act became effective on August 1, 2015 (the “Revised Act”); and

WHEREAS, the Company desires to opt in to the Revised Act and to be governed by the Revised Act; and

WHEREAS, the Company desires to be managed by a Board of Directors, as provided for in the Revised Act; and

WHEREAS, the Company has been governed by that certain Amended and Restated Member Control Agreement of Twin Cities Power Holdings, LLC, effective July 1, 2012, as amended (the “MCA”); and

WHEREAS, this Operating Agreement is intended to, and shall, supersede and replace in its entirety the MCA and the Original Agreement;

WHEREAS, the Class B Membership Units shall be issued to the Class B Members only upon FERC approval of the change of control of the Company;

WHEREAS, the Class B Membership Units, which shall have an initial Capital Account of zero, and the Class A Membership Units to which they shall be converted pursuant to this Agreement, shall be treated as profits interests within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191 (“Profits Interests”); and

WHEREAS, the Company has elected to revalue its assets immediately prior to the issuance of the Class B Membership Units pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Section 3.3(c) of this Agreement (the “Class B Revaluation Event”) and adjust the Capital Accounts of the then outstanding Class A Membership Units in accordance with such Treasury Regulations and has determined that the value of such assets is $517,400.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms have the following meanings:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” means this Operating Agreement of the Company, including any Exhibits.

“Articles” means the articles of organization of the Company filed with the Minnesota Secretary of State.

“Available Cash” means, subject to Section 322C.0405 of the Revised Act, the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company as of the end of each fiscal quarter, or other applicable period, derived from any source (other than Capital Contributions and Liquidation Proceeds) that the Board determines is available for distribution to the Members after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Bankruptcy”, with respect to any Person, means the entry of an order for relief with respect to such Person under the federal bankruptcy code (as set forth in Title 11 of the United States Code) or the insolvency of such Person under any state insolvency act.

“Board” has the meaning set forth in Section 5.1.

“Capital Account” means the separate account established and maintained by the Company for each Member and each Transferee pursuant to Section 3.3. In accordance with Treasury Regulations Section 1.704-1(b), each Member shall have only one Capital Account, without regard to whether such Member holds interests of more than one class.

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“Capital Contribution” means with respect to a Member the total amount of cash and the agreed upon net Fair Value of property (or services, where an Interest in Company Capital is issued for such services) contributed by such Member (or such Member’s predecessor in interest) to the Company for such Interest.

“Catch-up Allocation Amount” means with respect to each Member issued Class B Membership Units (a “Profits Interest Member”) a cumulative amount of Income allocated pursuant to Section 4.4(a)(iv) which will result in such Profits Interest Member’s Capital Account having a positive balance that is equal as a percentage of the Company Capital (not including the Series A Preferred Capital) to such Profits Interest Member’s Percentage Interest.

“Change in Control” means any transaction or series of related transactions, including a merger, consolidation, exchange, or sale of equity in which (i) more than 65% of the outstanding Voting Units is acquired by a Person who is not, prior to such acquisition, a Member; or (ii) the Company is not the surviving company; or (iii) the Company is the surviving company but the Members prior to the transaction own less than 65% of the Voting Units of the Company post-transaction.

“Class A Membership Units” represent an interest in the Company, denominated in Units, which possess both Governance rights and Financial rights. Persons who hold Class A Membership Units are Class A Members.

“Class B Membership Units”, which shall be issued with an initial Capital Account of zero and be treated as Profits Interests in accordance with the specific requirements of Revenue Procedures 93-27 and 2001-43, cited in the Recitals hereto, represent an interest in the Company, denominated in Units.

“Class B Revaluation Event” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986.

“Company” means Aspirity Holdings LLC fka Twin Cities Power Holdings, LLC, a Minnesota limited liability company.

“Company Capital” means at any measuring date the aggregate Capital Accounts of all Members.

“Company Minimum Gain” has the same meaning as partnership minimum gain set forth in Treasury Regulation §1.704-2(d) and shall be determined and allocated among the members in accordance with such Treasury Regulation.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Disabled” means any physical or mental disability which prevents a Member, even with reasonable accommodation, from actively contributing to the operations and business of the Company. The Company may retain an independent physician to certify Disability and each Member agrees to cooperate with such independent physician.

“Distributions” means any distributions by the Company to the Members of Available Cash or Liquidation Proceeds or other amounts.

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“Fair Value” of an asset means its fair market value as determined by the Board or as otherwise required by law, and taking Code Section 7701(g) into account where required by Treasury Regulations.

“Financial Rights” mean a Member’s right to receive, pro rata, all allocations of income, gain, deduction, loss and credits and shall be entitled to a pro rata share of all Distributions, (i) unless otherwise specifically set forth herein and (ii) subject to the rights of the Series A Preferred Units.

“Governance Rights” mean all of a Member’s rights as a Member other than Financial Rights.

“Director” has the meaning set forth in Section 5.8.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code §703(a), except that for this purpose: (i) all items of income, gain, deduction or loss required to be separately stated by Code §703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code §705(a)(2)(B) (or treated as Code §705(a)(2)(B) expenditures pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specially allocated in Article IV.

“Interest” means Class A Membership Units, Class B Membership Units, and Series A Preferred Units.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Majority in Interest” means any Voting Member or group of Voting Members holding an aggregate of more than 50% of the Percentage Interests held by all Voting Members.

“Member” means each Person executing this Agreement and each Person who is subsequently admitted to the Company as a Member pursuant to Section 8.3 or Section 8.5, other than a Person who ceases to be a Member of the Company pursuant to Section 8.7. A Member may hold Class A Membership Units or Class B Membership Units or Series A Preferred Units, or any combination of the foregoing.

“Member Minimum Gain” has the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation §1.704-2(i) and will be determined and allocated among the Members in accordance with such Treasury Regulation.

“Member Nonrecourse Debt” has the same meaning as partner nonrecourse debt set forth in Treasury Regulation §1.704-2(b)(4).

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“Member Nonrecourse Deductions” has the same meaning as partner nonrecourse deductions set forth in Treasury Regulation §1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation §1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation §1.704-2(i).

“Nonrecourse Debt” means a Company liability with respect to which no Member or a related person bears the economic risk of loss as determined under Treasury Regulation §1.752-1(a)(2) and §1.752-2.

“Nonrecourse Deductions” has the same meaning as nonrecourse deductions set forth in Treasury Regulation §1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation §1.704.2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Debt that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation §1.704-2(c) and (h).

“Non-Voting Units” means the Series A Preferred Units.

“Officer” has the meaning set forth in Section 5.8.

“Percentage Interest” of each Voting Member, means the number of Voting Units held by a Voting Member compared to all outstanding Voting Units, expressed as a percentage.

“Permitted Transferee” means any lineal descendants of a Member or any trust if the trust was created by and is revocable by a Member or Permitted Transferee, the Member or the Permitted Transferee is and remains the primary beneficiary of such trust during his or her lifetime, and the trustee becomes a party to this Agreement by executing and delivering a consent to the Company.

“Person” means any individual, partnership, limited liability company, Company, cooperative, trust or other entity.

“Prime Rate” means the annual rate of interest reported from time to time in The Wall Street Journal as the base rate on corporate loans at large money center commercial banks.

“Profits Interest” has the meaning set forth in the Recitals and Section 4.10.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Reserves” means amounts set aside from time to time by the Board pursuant to Section 4.8.

“Restricted Units” has the meaning set forth in Section 3.1.

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“Revaluation” means the occurrence of any event described in clause (v), (w), (x), (y) or (z) of Section 3.3(c) as a result of which the book value of Property is adjusted by the Company to its Fair Value.

“Revised Act” means the Minnesota Revised Uniform Limited Liability Company Act, chapter 322C of the Minnesota statutes.

“Series A Preferred Capital” means $2,745,000.00.

“Series A Preferred Units” represent an Interest in the Company, denominated in Units, which possess only certain Financial Rights as set forth in Exhibit A hereto and no Governance Rights. Persons who hold Series A Preferred Units are Series A Members.

“Series A Guaranteed Payments” means the guaranteed payments to the holder of the Series A Preferred Units set forth in Section 4.9.

“Series A Member” means at any time the then holder or holders of the Series A Preferred Units.

“Substitute Member” has the meaning set forth in Section 8.3.

“Super-Majority in Interest” means any Voting Member or group of Voting Members holding an aggregate of more than 70% of the Percentage Interests held by all Voting Members.

“Tax Matters Member” means the Person designated pursuant to Section 7.4 to represent the Company in matters before the Internal Revenue Service.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferee” has the meaning set forth in Section 8.2.

“Transferor” has the meaning set forth in Section 8.2.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code.

“Units” mean Class A Membership Units, Class B Membership Units and Series A Preferred Units.

“Voting Members” means the Class A and the Class B Members.

“Voting Units” means the Class A Membership Units and the Class B Membership Units.

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1.2 Certain Interpretive Matters. In construing this Agreement, it is the intent of the parties that:

(a) the captions of the articles, sections or subsections, or to the Table of Contents in this Agreement are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b) no consideration may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

(c) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(d) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) the meanings of the defined terms are applicable to both the singular and plural forms thereof;

(g) all references to prices, values, or monetary amounts refer to United States dollars;

(h) all references to articles, sections, paragraphs, clauses, exhibits, or schedules refer to articles, sections, paragraphs, and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

(i) each exhibit and schedule to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the body of this Agreement and any exhibit or schedule, the provisions of the body of this Agreement will control;

(j) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited;

(k) the word “or” is disjunctive but not necessarily exclusive;

(l) all references to agreements or laws are deemed to refer to such agreements or laws as amended or revised or as in effect at the applicable time, including corresponding provisions of future agreements or laws; and

(m) as used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under United States generally accepted accounting principles.

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ARTICLE II - BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name of the Company is stated in the Articles. The business purpose of the Company is to engage in the procurement and re-sale of electricity, natural gas, and energy-related products and services to retail accounts including residential, commercial, and industrial consumers and to provide financial services to companies, households, and individuals related to energy consumption, energy efficiency, and related fields, and to do any and all things necessary, appropriate or incidental thereto. The Company is formed only for such business purpose and will not be deemed to create any agreement among the Members with respect to any other activities whatsoever other than the activities within such business purpose.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company has the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.3 Principal Office. The principal office of the Company will be located at 701 Xenia Avenue, Suite 475, Minneapolis, Minnesota 55416, or at such other place as the Board may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent (if any) of the Company in the State of Minnesota are stated in the Articles. The registered office and registered agent of the Company in the State of Minnesota may be changed, from time to time, by the Board.

2.5 Amendment of the Articles. The Company shall amend the Articles at such time or times and in such manner as may be required by the Act and this Agreement.

2.6 Effective Date. This Agreement is effective as of the date hereof.

2.7 Liability of Members. No Member, Director, or Officer, solely by reason of being a Member, Director, or Officer, will be liable, under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, or for the acts or omissions of any other Member, Director, Officer, agent, or employee of the Company.

2.8 Interest Not Acquired for Resale. Each Member hereby represents and warrants to the Company and to each other Member that: (a) in the case of a Member who is not a natural person, the Member is duly organized, validly existing, and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Member is acquiring an Interest for such Member’s own account as an investment and without an intent to distribute such Interest; and (c) the Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member’s Interest may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

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ARTICLE III - CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. The records of the Company reflect the Units which have been issued to the Class A Members. The Common Units previously held by Timothy Krieger and Summer Enterprises, LLC under the MCA have been converted into 4,960 Class A Membership Units. The 496 Series A Preferred Units previously held by Timothy Krieger under the MCA remain issued and outstanding, with the rights, preferences and privileges set forth in this Agreement. Class B Membership Units are being issued as Profits Interests for services within the meaning of Revenue Procedures 93-27 and 2001-43, cited in the Recitals hereto, and certain of such Class B Membership Units, as set forth in Section 11.15 (c), are subject to a risk of forfeiture (“Restricted Units”). In addition to adhering to the requirements of such Revenue Procedures, the Class B Members receiving Restricted Units shall make elections under Section 83(b) within 30 days of the issuance thereof.

3.2 Additional Capital Contributions. No Member is obligated to make any Additional Contributions to the Company and, accordingly, no Member will be liable for damage to the Company or any other Member as a result of the failure of such Member to make any Additional Contributions. No creditor of the Company shall rely upon or enforce an agreement to make a capital contribution to the Company under Section 322C.0403 or otherwise under the Revised Act. The records of the Company and the Capital Accounts of Members shall be updated from time to time pursuant to Section 8.5 in order to account for Additional Contributions.

3.3 Capital Accounts.

(a) A single separate Capital Account will be maintained for each Member and each Transferee. Each Member’s single Capital Account will be:

(i) increased by:

(A) the amount of money contributed by such Member;

(B) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code §752);

(C) allocations to such Member, pursuant to Article IV, of Company income and gain (or items thereof); and

(D) to the extent not already netted out under clause (ii)(B) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and

(ii) decreased by:

(A) the amount of money distributed to such Member;

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(B) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code §752);

(C) allocations to such Member, pursuant to Article IV, of Company loss and deductions (or items thereof), and

(D) to the extent not already netted out under clause (i)(B) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(b) If any Interest is transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the transferred interest and the Capital Account of each Transferee will be increased and decreased in the manner set forth above.

(c) In the event of (v) an additional capital contribution by an existing or an additional Member of more than a de minimis amount that results in a shift in Percentage Interests, (w) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest, (x) the grant of more than a de minimis Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member, (y) in connection with the issuance by the Company of a non-compensatory option (other than an option for a de minimis Interest), or (z) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g), the book basis of the Property will be adjusted to Fair Value and the Capital Accounts of all the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clauses (v), (w), (x) or (y) above will be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Company shall revalue the Property and adjust the Capital Accounts of existing Class A Members in accordance with this Section 3.3(c) and such Treasury Regulations immediately prior to the issuance of the Class B Membership Units, as set forth in Section 4.11.

(d) If Property is subject to Code §704(c) or is revalued on the books of the Company in accordance with the preceding paragraph pursuant to §1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Members’ Capital Accounts will be adjusted in accordance with §1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

(e) The foregoing provisions of this Section 3.3 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §1.704-1(b) and §1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Board that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, subject to Section 4.5 the Board may cause such modification to be made provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company, and upon any such determination by the Board, the Board is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

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3.4 Capital Withdrawal Rights, Interest, and Priority. Except as expressly provided in this Agreement, no Member is entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member is entitled to demand or receive any Distribution in any form other than in cash. No Member is entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except for the holder of the Series A Preferred Units and as may be otherwise expressly provided herein, no Member has any priority over any other Member as to the return of the balance in such Member’s Capital Account. Except for the holder of the Series A Preferred Units, no Member is entitled to receive or be credited with any guaranteed payment for the use of capital contributed by such Member.

3.5 Loans. Any Member may make a loan to the Company in such amounts, at such times, including in lieu of a capital contribution under Section 3.2, and on such terms and conditions as may be approved by the Board. Loans by any Member to the Company will not be considered contributions to the capital of the Company.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

Effective as of the date hereof, immediately following the conversion of the Class B Membership Units to Class A Membership Units:

4.1 Non-Liquidation Cash Distributions. Subject to the Series A Guaranteed Payments, the amount, if any, of Available Cash will be determined by the Board from time to time and will be distributed at the discretion of the Board to the Class A Members in accordance with their respective Percentage Interests. Subject to the priority of the Series A Guaranteed Payments, the Company may make quarterly distributions of Available Cash to the Members based upon the respective shares of Income allocated or anticipated to be allocated to them for the taxable year (“Tax Advances”). The Tax Advances will be computed at the highest combined state and federal rate applicable to any distributee Member and will be treated as an advance of and offset against each distributee Member’s right to cash distributions under this Section 4.1.

4.2 Liquidation Distributions. Liquidation Proceeds will be applied and distributed in the following order of priority:

(a) First, to the Series A Member in an amount equal to the Series A Preferred Capital.

(b) Thereafter, to the Class A Members, in accordance with and to the extent of their respective positive Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year or years in which the Company is liquidated.

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4.3 Allocations to Govern for Financial Accounting and Income Tax Purposes. The Company’s Income or Loss, as the case may be, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to Article VI, will be allocated to the Members for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for herein or unless all Members agree otherwise.

4.4 Allocation of Income, Losses and Credits.

(a) Allocation of Income

(i) No Income or Loss shall be allocated to the Series A Member with respect to the Series A Preferred Units; provided, however, that if the Capital Account balance of the Series A Member, who is also a Class A Member, should become less than the Series A Preferred Capital through allocations of Losses pursuant to Section 4.4(b)(iii), the Members agree that the chargeback allocations of Income under Section 4.4(a)(iii) shall be made first to the Series A Member as a priority allocation of Income to the extent necessary to return such balance to an amount equal to the Series A Preferred Capital.

(ii) First, Income shall be allocated to the Members, in a cumulative amount equal to the Losses previously allocated pursuant to Section 4.4(b)(iv) and not previously offset by an allocation of Income pursuant to this Section 4.4(a)(ii), ratably in accordance with their respective shares thereof.

(iii) Second, Income shall be allocated to the Members, in a cumulative amount equal to the Losses previously allocated pursuant to Section 4.4(b)(iii) and not previously offset by an allocation of Income pursuant to this Section 4.4(a)(iii), ratably in accordance with their respective shares thereof.

(iv) Third, Income shall be allocated to the Profits Interest Members, ratably in accordance with their respective Catch-up Allocation Amount, in a cumulative amount equal to the aggregate Catch-up Allocation Amount, determined as of the end of the taxable year to which such allocation pertains.

(v) Fourth, following the Catch-up Allocations, Income shall be allocated to the Class A Members, ratably in accordance with their respective Percentage Interests.

(b) Allocations of Losses.

(i) First, Losses shall be allocated to the Class A Members in a cumulative amount equal to the Income previously allocated pursuant to Section 4.4(a)(v) and not previously offset by an allocation of Losses pursuant to this Section 4.4(b)(i), ratably in accordance with their respective shares thereof.

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(ii) Second, Losses shall be allocated to the Profits Interest Members in a cumulative amount equal to the Income previously allocated pursuant to Section 4.4(a)(iv) (the Catch-up Allocations) and not previously offset by an allocation of Losses pursuant to this Section 4.4(b)(ii), ratably in accordance with their respective shares thereof.

(iii) Third, Losses shall be allocated to the Members, in an amount equal to and ratably in accordance with the respective positive balances in their Capital Accounts, taking into account the adjustments to such Capital Accounts attributable to the Class B Revaluation Event.

(iv) Fourth, Losses shall be allocated to the Class A Members, ratably in accordance with their respective Percentage Interests.

(c) Allocation of Credits. For any taxable year Credits shall be allocated to the Members in accordance with applicable provisions of the Code and Treasury Regulations, in the same shares as Income or Losses, as the case may be under such authorities, are allocated for such taxable year.

4.5 Special Rules. Notwithstanding the foregoing allocation provisions of Article IV, the following Regulatory Allocations and other special rules apply:

(a) Tax Allocations; §704(c) and Revaluation Allocations. Other than as provided in this Section 4.5(a), items of income, gain, deduction, and loss determined for income tax purposes shall be allocated, to the extent possible and except as otherwise provided herein, in the same proportions as corresponding items that enter into the calculation of Income and Loss. In accordance with Code §704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Class A Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. Similarly, in the event of a Revaluation, subsequent allocations to the Class A Members of income, gain, loss, and deduction with respect to such property will take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code §704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations must be made by the Class A Members in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5(a) are solely for income tax purposes and will not affect, or in any way be taken into account in computing, for book purposes, any Class A Member’s Capital Account or share of Income or Loss pursuant to any provision of this Agreement.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Class A Member will be allocated items of income and gain for such year, and, if necessary, for subsequent years, in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced, or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement. A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation §1.704-2(g) and as of the end of any Company taxable year will equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus that Member’s aggregate share of decreases resulting from revaluations of Property subject to Nonrecourse Debts. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation §1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account.

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(c) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV other than Section 4.5(b), if there is a net decrease in Member Minimum Gain during a Company taxable year, each Class A Member who has a share of the Member Minimum Gain determined under Treasury Regulation §1.704-2(i)(5) as of the beginning of the year will be allocated items of income and gain for such year, and, if necessary, for subsequent years, equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation §1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing, or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.

(d) Qualified Income Offset. If any Class A Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(d) may be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

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(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be allocated to the Class A Members in the same proportions as are Losses allocable to such Members for such fiscal year.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation §1.704-2(i).

(g) Curative Allocations. Any special allocations of items of income, gain, deduction, or loss pursuant to Sections 4.5(b), (c), (d), (e) and (f) will be taken into account in computing subsequent allocations of income and gain pursuant to this Article IV, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Article IV are, to the extent possible, equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such adjustments, allocations or distributions had not occurred. In addition, allocations pursuant to this Section 4.5(g) with respect to Nonrecourse Deductions in Section 4.5(e) and Member Nonrecourse Deductions in Section 4.5(f) will be deferred to the extent the Board reasonably determines that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain pursuant to Section 4.5(b) or 4.5(c), respectively.

(h) Loss Allocation Limitation. Notwithstanding the other provisions of this Article IV, unless otherwise agreed to by all of the Class A Members no Member may be allocated Losses in any taxable year that would cause or increase an Adjusted Capital Account Deficit in such Member’s Capital Account as of the end of such taxable year. Any Losses that are not allocated to a Class A Member pursuant to the foregoing sentence shall be allocated among the Members not having a positive Adjusted Capital Account Deficit, in accordance with their Percentage Interests; if all Members have an Adjusted Capital Account Deficit, then Losses shall be allocated among the Class A Members ratably in accordance with their Percentage Interests.

(i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Class A Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation §1.752-3(a)(3), each Class A Member’s interest in Company profits is equal to such Member’s respective Percentage Interest.

(j) Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation §1.704-1(b), §1.704-2 and §1.752-1 through §1.752-5 (“Regulatory Allocations”), and must be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Board that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the Board is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

(k) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Class A and Class B Members in the same proportions as they share such Income or Loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other item for any period, Income, Loss or any such other item will be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code §706 and the Treasury Regulations thereunder.

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4.6 No Priority. Except as may be otherwise expressly provided herein, no Class A Member has priority over any other Class A Member as to Company capital, income, gain, deductions, loss, credits or distributions.

4.7 Tax Withholding. Notwithstanding any other provision of this Agreement, the Board is authorized to take any action that they determine to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state, or local tax law, including withholding on any Distribution to any Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body will be treated as if such amount had in fact been distributed to the Member.

4.8 Reserves. The Board may establish, maintain, and expend Reserves to provide for working capital, for future maintenance, repair, or replacement of Property, for debt service, for future investments, and for such other purposes as the Board may deem necessary or advisable.

4.9 Series A Guaranteed Payments. The Company shall make or has made guaranteed monthly payments to the Series A Member according to the following schedule:

(a) $25,000.00 on or before each of February 1, March 1, and April 1, 2012.

(b) Commencing on May 1, 2012 and continuing on the first day of each month thereafter, $45,756.00 per month.

(c) Collectively, the guaranteed monthly payments set forth in this Section 4.9 are referred to as the Series A Guaranteed Payments, which shall be treated as guaranteed payments for the use of capital within the meaning of Section 707(c) of the Code, includable in the gross income of the Series A Member and deductible by the Company as set forth therein.

4.10 Profits Interests: Compliance with Revenue Procedures. The Company shall comply with the requirements of Revenue Procedures 93-27 and 2004-43, cited in the Recitals hereto, including the requirement that allocations of Income and Losses and items of income, gain and loss be made with respect to Restricted Units that are nonetheless subject to a risk of forfeiture under this Agreement, without regard to whether the holder of such a Profits Interest has made an election under Section 83(b) of the Code with respect thereto.

4.11 The Class B Revaluation Event. The Class A and Class B Members agree and acknowledge that for purposes of the Revaluation of the Company’s property that will take effect immediately prior to the issuance of the Class B Membership Units, the aggregate net value of such property, including goodwill, is $517,400. Accordingly, effective immediately as of the issuance of the Class B Membership Units, the existing Class A Members will have an aggregate initial positive Capital Account balance of $517,400 and the Class B Members will have an aggregate initial Capital Account balance of zero.

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ARTICLE V - MANAGEMENT

5.1 Establishment of the Board. The Company shall be “board-managed” within the meaning of Section 322C.0407 of the Revised Act. A board of Directors of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Director”) who shall be appointed in accordance with the provisions of Section 5.2. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

5.2 Board Composition; Term, Removal, Resignation, Vacancies, Election.

(a) Composition. Initially there shall be 5 Directors. The initial Directors are Timothy Krieger, Mark Cohn, David Johnson, William Goblirsch, and Paul Haglund. Thereafter the authorized number of Directors may be increased by a Majority in Interest of the Members or the Board and decreased by a Majority in Interest of Members.

(b) Term. Each Director shall serve for a term of one year or until his successor is duly elected and has qualified or until the earlier death, resignation, or removal of the Director.

(c) Vacancies. Vacancies on the Board resulting from the death, resignation, or removal of a Director shall be filled by a Majority in Interest of the Members. Vacancies on the Board resulting from newly-created Directorships may be filled by a Majority in Interest of the Members. Each person elected to fill a vacancy shall hold office until a qualified successor is elected at any meeting duly called for that purpose. The existence of vacancies does not affect the power of the Board to function if at least one Director remains in office.

(d) Election. If elected at a meeting of Members, Directors shall be elected by a plurality of Percentage Interests cast that are entitled to vote on the election of Directors at a duly called meeting at which a quorum is present.

(e) Disqualification. The dissociation of a Member that is a Director shall disqualify the Member as a Director and he shall be automatically removed as a Director.

(f) Removal. A Director may be removed at any time, without cause and without advance notice, by a Majority in Interest of the Members.

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5.3 Board Meetings.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Directors participating in the meeting to hear each other, at the offices of the Company, or such other place either within or outside the State of Minnesota as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Director at least 24 hours prior to each such meeting. The purpose of the meeting need not be stated. If the day or date, time, and place of a Board has been provided in a Board resolution, or announced at a previous meeting of the Board, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken.

(b) Special Meetings. Special meetings of the Board shall be held on the call of any Director upon at least three days’ written notice if the meeting is to be held in person or one days’ written notice if the meeting is to be held by telephone communications or video conference to the Directors, or upon such shorter notice as may be approved by all the Directors. The purpose of the meeting shall be stated. Any Director may waive such notice as to himself or herself.

(c) Method of Notice. Notice may be: (A) mailed to the Director at an address designated by the person or at the last known address of the person; (B) deposited with a nationally recognized overnight delivery service for overnight delivery or, if overnight delivery to the Director is not available, for delivery as promptly as practicable to the Director at an address designated by the Director or at the last known address of the Director; (C) communicated to the Director orally; (D) handed to the Director; or (E) given by facsimile communication, electronic mail, or any other form of electronic communication, if the Director has consented in a record to receive notice by such means; or (F) by any other means determined by Members holding a Majority in Interest of the Members.

(d) Time of Notice. Notice is deemed given if by: (A) mail, when deposited in the United States mail with sufficient postage affixed; (B) deposited for delivery, when deposited for delivery as provided in clause (c), sub-item (B), with delivery charges prepaid or otherwise provided for by the sender; (C) facsimile communication, when directed to a telephone number at which the Director has consented in a record to receive notice; (D) electronic mail, when directed to an electronic mail address at which the Director has consented in a record to receive notice; and (E) any other form of electronic communication by which the Director has consented in a record to receive notice, when directed to the Director.

(e) Attendance and Waiver of Notice. A Director may waive notice of a meeting of the Board. A waiver of notice by a Director entitled to notice is effective whether given before, at, or after the meeting, and whether given in a record, orally, or by attendance. Attendance by a Director at a meeting is a waiver of notice of that meeting, except where the Director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate in the meeting after the objection.

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5.4 Quorum; Manner of Acting.

(a) Quorum. A majority of the Directors serving on the Board shall constitute a quorum for the transaction of business of the Board. If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If a quorum is present when a duly called or held meeting is convened, the Directors present may continue to transact business until adjournment, even though the withdrawal of a number of the Directors originally present leaves less than the proportion or number otherwise required for a quorum.

(b) Electronic Meetings. Any Board meeting may be conducted solely by one or more means of remote communication through which all of the Directors may participate with each other during the meeting, if the number of Directors participating in the meeting would be sufficient to constitute a quorum. Participation in a meeting by that means constitutes presence in person at the meeting.

(c) Participation. A Director may participate in a Board meeting by means of remote communication, through which the Director, other Directors so participating, and all Directors physically present at the meeting may participate with each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting. A Director may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission, or as otherwise permitted by applicable law.

(d) Binding Act. Each Director shall have one vote on all matters submitted to the Board or any committee thereof. The Board shall take action by the affirmative vote of a majority of the Directors present at a duly held meeting.

5.5 Action By Written Consent. An action required or permitted to be taken at a Board meeting may be taken by written action signed (including approval by electronic communications) by the number of Directors that would be required to take the same action at a meeting of the Board at which all Directors were present. The written action is effective when signed by the required number of Directors, unless a different effective time (which may be before or after the time when the minimum number of signatures is received) is provided in the written action. When written action is taken by less than all Directors, all Directors must be notified promptly (either orally, in writing or by electronic communication) of its text and effective date. Failure to provide the notice does not invalidate the written action. A Director who does not sign or consent or approve by electronic communication the written action has no liability for the action or actions taken by the written action.

5.6 Compensation; No Employment.

(a) Each Director shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Director, pursuant to such policies as from time to time established by the Board. Nothing contained in this Section 5.6 shall be construed to preclude any Director from serving the Company in any other capacity and receiving reasonable compensation for such services.

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(b) This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

5.7 Committees.

(a) Establishment. The Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors; provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 5.7(b). The Board may dissolve any committee or remove any member of a committee at any time. The Board hereby establishes an Audit Committee, a Compensation Committee, and an Investment Committee.

(b) Limitation of Authority. No committee of the Board shall have the authority of the Board in reference to:

(i) authorizing or making Distributions to the Members;

(ii) authorizing the issuance of Interests;

(iii) approving a plan of merger, exchange of conversion or domestication to another domicile or sale of the Company;

(iv) recommending to the Members a voluntary dissolution of the Company or a revocation thereof;

(v) filling vacancies in the Board; or

(vi) altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable.

5.8 Officers.

(a) Board Approval. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Director. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Directors other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

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(b) Chief Executive Officer. If the Board designates a person as “chief manager”, “president”, “chief executive officer”, “CEO”, or another title of similar import, that person shall, unless otherwise specified by the Board (i) serve as an agent of the Company at the will of the Board, without prejudice to any rights the person may have under a contract with Company; (ii) have general active management of the business of the Company, subject to the supervision and control of the Board; (iii) see that all orders and resolutions of the Board are carried into effect; (iv) sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the limited liability company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Board to some other Officer or agent of the Company; (v) maintain records of and, whenever necessary, certify all proceedings of the Directors and the Members; and (vi) perform other duties prescribed by the Board.

(c) Chief Financial Officer. If the Board designates a person as “treasurer”, “chief financial officer”, “CFO”, or another title of similar import, that person shall, unless otherwise specified by the Board (i) serve as an agent of the Company at the will of the Board, without prejudice to any rights the person may have under a contract with the Company; (ii) keep or oversee the keeping of accurate financial records for the Company; (iii) deposit or oversee the deposit of all money, drafts, and checks in the name of and to the credit of the Company in the banks and depositories designated or permitted by the Board; (iv) endorse or oversee the endorsement for deposit all notes, checks, and drafts received by the Company as ordered by the Board or delegated as permitted by the Board, making proper vouchers for them when necessary; (v) disburse or oversee the disbursement of Company funds and issue or oversee the issuance of checks and drafts in the name of the Company, as ordered by the Board; (vi) give to the Chief Executive Officer and the Board, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the Company; and (vii) perform other duties prescribed by the Board or by the Chief Executive Officer.

(d) Delegation. Unless prohibited by the Board, an Officer may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons. An Officer who delegates the duties or powers of an office is subject to the standard of conduct for an Officer stated in Section 5.8(e) with respect to the act of delegation and the supervision of persons to whom those duties and powers are so delegated.

(e) Duty of Care of Officers. Subject to the business judgment rule, the duty of care of an Officer in the conduct of the Company’s activities is to act with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the Officer reasonably believes to be in the best interests of the Company. In discharging this duty, an Officer may rely in good faith on opinions, reports, statements, or other information provided by another person that the Officer reasonably believes is a competent and reliable source for the information.

5.9 No Personal Liability. Except as otherwise provided in the Act, by applicable law or expressly in this Agreement, no Director or Officer will be obligated personally for any debt, obligation, or liability of the Company or of any of its subsidiaries, whether arising in contract, tort, or otherwise, solely by reason of being a Director or an Officer.

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5.10 Execution of Documents Filed with Minnesota. Any Officer is authorized to execute and file with the Minnesota Secretary of State any document permitted or required by the Act. Such documents may be executed and filed only after the Board and/or the Members have approved or consented to such action in the manner provided herein.

5.11 Limitation of Liability; Indemnification.

(a) Limitation. No Person will be liable to the Company or its Members for any loss, damage, liability, or expense on account of any action taken or omitted to be taken by such Person as a Director, other than for (i) breach of the duty of loyalty; (ii) a financial benefit received by the Director to which the Director is not entitled; (iii) a breach of a duty under Section 322C.0406 of the Revised Act; (iv) intentional infliction of harm on the Company or a Member; or (v) an intentional violation of criminal law. If the Act is hereafter amended to authorize the further elimination or limitation of the liability of members, then, without requiring any action by the Members, the liability of Directors of the Company shall be further limited to the fullest extent permitted by the amended Act. Any repeal of this provision as a matter of law or any modification of this Section by the Members shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Company existing at the time of such repeal or modification.

(b) Right to Indemnification and Advancement. The Company shall indemnify and advance expenses to its Directors and other persons acting in their “official capacity” (as defined in Section 322C.0408 of the Revised Act) with respect to “proceedings” (as defined in Section 322C.0408 of the Revised Act) to the fullest extent required by Section 322C.0408 of the Revised Act.

5.12 Contracts with Directors or Their Affiliates. A contract or other transaction between the Company and one or more of its Directors, or between the Company and an organization in or of which one or more of its Directors are Directors, directors, managers, officers, or legal representatives or have a material financial interest, is not void or voidable because the Director or Directors or the other organizations are parties or because the Director or Directors are present at the meeting of the Members or the Board or a committee at which the contract or transaction is authorized, approved, or ratified, if:

(a) the contract or transaction was, and the person asserting the validity of the contract or transaction sustains the burden of establishing that the contract or transaction was, fair and reasonable as to the Company at the time it was authorized, approved, or ratified;

(b) the material facts as to the contract or transaction and as to the Director’s or Directors’ interest are fully disclosed or known to the Members, whether or not entitled to vote, and the contract or transaction is approved in good faith by the unanimous affirmative vote of all Class A Members; or

(c) the material facts as to the contract or transaction and as to the Director’s or Directors’ interest are fully disclosed or known to the Board or a committee, and the Board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the Directors or committee members currently holding office, but the interested Director or Directors shall not be counted in determining the presence of a quorum and shall not vote.

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5.13 Duty of Care. No Member nor Director shall have any duty of care to the Company or its Members, except to refrain from engaging in or authorizing intentional misconduct or knowing violation of law. The Members agree that this provision is not manifestly unreasonable, given all of the facts and circumstances surrounding their entering into this Agreement.

ARTICLE VI - MEMBERS

6.1 Meetings of Members; Place of Meetings. Except as provided in Section 6.4, all decisions of the Members will be made at a meeting duly held in accordance with this Article VI. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles, and may be called by the Board or Members holding not less than 20% of the Percentage Interests. All meetings of the Members will be held at the principal office of the Company or, if called by the Board, at such other place, within or without the State of Minnesota, as is designated from time to time by the Members and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment whereby all Members participating in the meeting can hear each other and participation in a meeting in this manner constitutes presence in person at the meeting.

6.2 Quorum. The presence, in person or by proxy, of a Majority in Interest constitutes a quorum for the transaction of business by the Members. If less than a Majority in Interest are represented at a meeting, a majority of the Interests so represented may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal Members such that the remaining Members constitute less than a quorum. At any time, if there is no Person with the right to vote or to participate in the management of the business and affairs of the Company with respect to a particular Interest, then the Percentage Interest represented by such Interest will be disregarded for the purposes of determining whether a quorum is present at a meeting of Members and the requisite Percentage Interest necessary for a valid decision of the Members has been obtained.

6.3 Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.

6.4 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members of the Company may be taken without a meeting if the action is evidenced by one or more written consents setting forth the action to be taken and signed by Members holding Percentage Interests sufficient to cause the action to be taken at a meeting of the Members at which all Members were present.

6.5 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called must be given, not less than ten days nor more than 60 days before the date of the meeting, by or at the direction of the Board or Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:

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(a) waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

6.6 Waiver of Notice. When any notice is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, is equivalent to the giving of such notice.

6.7 Voting by Certain Holders. In the case of a Member that is a Company, its Interest may be voted by such officer, agent or proxy as the bylaws of such Company may prescribe, or, in the absence of such provision, as the board of directors of such Company may determine. In the case of a Member that is a general or limited partnership, its Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Interest may be voted, in person or by proxy, by such Person as is designated by the operating agreement or limited liability company agreement of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company.

6.8 Voting Requirement.

(a) Each Class A and Class B Member has the right to vote. Except as otherwise expressly provided in this Agreement, the affirmative vote of a Majority in Interest is required for a valid decision of the Members. Except as expressly set forth herein, this standard represents the voting power required to take action at a duly called meeting pursuant to Section 322C.0407 Subd. 5 of the Revised Act.

(b) In addition to those matters specified elsewhere in this Agreement as requiring the approval of a Super-Majority in Interest, the affirmative vote of a Super-Majority in Interest is required for the following:

(i) the approval of a merger or consolidation or plan of exchange with another Person or the conversion to another type of entity or domestication to another domicile;

(ii) change of the status of the Company from one in which management is vested in the Board to one in which management is vested in one or more managers or in the Members;

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(iii) the sale, lease, exchange, or other disposition, other than by mortgage, deed of trust, or pledge, of all, or substantially all, the Property, with or without the goodwill of the Company; and

(iv) the conversion of the Company to a corporation electing taxation under Subchapter “C” of the Code or the adoption by the Company of an “up-C” reorganization.

6.9 Minutes of Meetings and Record of Other Actions. The Company will keep at its principal office minutes of all meetings of the Members and a record of all actions taken by the Members without a meeting.

ARTICLE VII - ACCOUNTING AND BANK ACCOUNTS

7.1 Fiscal Year. The fiscal and taxable years of the Company will end on December 31 of each year, unless a different date is required by the Code.

7.2 Books and Records. At all times during the existence of the Company, the Company will cause to be maintained full and accurate books of account, which will reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company will be maintained at the principal office of the Company.

7.3 Financial Reports. Within 75 days after the end of each fiscal year, there will be prepared and delivered to each Member:

(a) A balance sheet as of the end of such year and related financial statements for the year then ended; and

(b) All information with respect to the Company necessary for the preparation of the Members’ Federal and state income tax returns.

7.4 Tax Returns and Elections; Tax Matters Member.

(a) The Company will cause to be prepared and timely filed all Federal, state and local income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state income tax purposes that the Board reasonably believes will produce the most favorable tax results for the Members. Wiley Sharp is hereby designated as the Company’s “Tax Matters Member,” to serve with respect to the Company in the same capacity as a Partnership Representative as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Board for judicial review of any adjustment assessed by the Internal Revenue Service. Mr. Sharp hereby accepts such designation. The Members specifically acknowledge, without limiting the general applicability of this Section, that the Tax Matters Member will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a Tax Matters Member. All out-of-pocket expenses incurred by the Tax Matters Member in the capacity of “Tax Matters Member” will be considered expenses of the Company for which the Tax Matters Member is entitled to full reimbursement.

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(b) In the event that Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 (the “2015 Act”) remain in force and effect for any future taxable year, the Company shall, if permitted under such provisions and the Members determine it is economically or administratively prudent, make the election out of the new rules for determinations at the partnership level under Section 6221(b) of the Code.

(c) If the election out of the 2015 Act rules cannot be made, for whatever reason, the Company and its Members agree that the Company shall amend this Agreement in a manner that ensures that the economic burden of federal and state income tax audit results is not shifted from former Members to current Members of the Company.

7.5 Section 754 Election. If a distribution of Company assets occurs that satisfies the provisions of Section 734 of the Code or if a transfer of an Interest occurs that satisfies the provisions of Section 743 of the Code, upon the determination of the Board, the Company will elect, pursuant to Section 754 of the Code, to adjust the basis of the Property to the extent allowed by such Section 734 or 743 and will cause such adjustments to be made and maintained.

7.6 Bank Accounts. All funds of the Company will be deposited in a separate bank, money market, or similar account or accounts approved by the Board and in the Company’s name. Withdrawals therefrom may be made only by individuals authorized to do so by the Board.

ARTICLE VIII - TRANSFERS OF INTERESTS AND EVENTS OF WITHDRAWAL

8.1 General Restrictions. Except as expressly provided in this Agreement, no Member may Transfer all or any part of such Member’s Interest. Any purported Transfer of an Interest in violation of the terms of this Agreement will be null and void and of no effect. A permitted Transfer will be effective as of the date specified in the instruments relating thereto. Any Transferee desiring to make a further Transfer will become subject to all of the provisions of this Article VII to the same extent and in the same manner as any Member desiring to make any Transfer. Furthermore, any Transfer and any admission of any Person or entity as a Member under this Agreement will be subject to all applicable Federal Energy Regulatory Commission requirements, if any. Notwithstanding anything to the contrary contained in this Article VIII, the restrictions on transfer set forth in this Article shall not apply to Timothy Krieger (“Krieger”) or Summer Enterprises, LLC (“Summer”). Furthermore, the provisions of Sections 8.7 and 8.8 shall not apply to Krieger or Summer, except that Krieger and Summer shall have the same rights as any other Member to purchase Units in the event of the occurrence of any of the circumstances set forth in such Sections.

8.2 Permitted Transfers. Each Member (a “Transferor”) may Transfer but not substitute the assignee as a Substitute Member in such Member’s place, except in accordance with Section 8.3, by a written instrument, all or any part of such Member’s Interest to a Permitted Transferee, provided that the Transfer would not result in the “termination” of the Company pursuant to §708 of the Code. Any assignee of an Interest as allowed by this Section 8.2 who does not become a Substitute Member as provided in Section 8.3 (a “Transferee”) (i) will not be a Member and will not have any right to vote as a Member or to participate in the management of the business and affairs of the Company, such right to vote such Interest and to participate in the management of the business and affairs of the Company continuing with the Transferor and (ii) shall have only those rights accorded to the transferee of a transferable interest as set forth in Section 322C.0502 of the Revised Act. The Transferee will, however, be entitled to distributions and allocations of the Company, as provided in Article IV, attributable to the Interest that is the subject of the Transfer to such Transferee.

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8.3 Substitute Members.

(a) No assignee of all or part of a Member’s Interest will become a Member in place of the Transferor (a “Substitute Member”) unless and until:

(i) the Transferor, if living, has stated such intention in the instrument of assignment;

(ii) the Transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement;

(iii) the Transferor or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

(iv) the Transferee is either a Permitted Transferee or the Members holding a majority of the remaining Percentage Interests, in their sole and absolute discretion, have consented in writing to such Transferee becoming a Substitute Member.

(b) Upon satisfaction of all of the foregoing conditions with respect to a Transferee, the Board will cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

8.4 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 8.3, a Transferee is not entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but a Transferee will only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions to which the Transferor would be entitled. A Transferee who has become a Substitute Member has, to the extent of the Interest transferred to such Transferee, all the rights and powers of the Member for whom such Transferee is substituted and is subject to the restrictions and liabilities of a Member under this Agreement and the Act. Upon admission of a Transferee as a Substitute Member, the Transferor will cease to be a Member of the Company to the extent of such Interest.

8.5 Additional Members and Interests. Additional Members may be admitted to the Company and additional Interests may be issued only upon the consent of a Super-Majority in Interest. Whenever any additional Member is admitted to the Company, or any additional Interest is issued, in accordance with this Section 8.5, the Percentage Interest of each Member outstanding immediately prior to such admission or issuance will be decreased proportionately, as appropriate. The Board will cause Schedule A to be amended to reflect any adjustment in the Interests of the Members in accordance with this Section 8.5.

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8.6 No Dissociation. A Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in Section 322C.0602 of the Revised Act except for the events set forth in clauses (11) (merger), (12) (conversion) and (13) (domestication) of Section 322C.0602 of the Revised Act. So long as a Member continues to hold any Interest, such Member shall not have the ability to withdraw or resign as a Member and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Interest (other than (i) a transfer for security purposes; or (ii) a charging order in effect under Section 322C.0503 of the Revised Act which has not been foreclosed) such Person shall no longer be a Member and shall be dissociated. None of the events of dissociation set forth in Section 322.0602 of the Revised Act (including those with respect to the expulsion of Members) shall apply to the Company, except for the events set forth in clauses (11) (merger), (12) (conversion) and (13) (domestication) of Section 322C.0602 of the Revised Act.

8.7 Option to Purchase by Company and Members.

(a) Except as provided in Section 8.8 of this Agreement, upon the occurrence of any of the following events, the affected Member or his, her or its legal representative(s), as the case may be (referred to sometimes hereinafter as the “Seller”), shall provide the Company and the remaining Members with a written notice specifying all of the material terms and conditions of the event as well as the name and address of any proposed purchasers, assignees, donees, pledgees or other transferees:

(i) A Member’s proposed voluntary sale, assignment, gift, pledge or other transfer or encumbrance of all or any part of the Seller’s Units;

(ii) The entry of a judgment or decree in any divorce or separation proceedings requiring the transfer of all or any part of the Seller’s Units;

(iii) The appointment by a court of competent jurisdiction of a receiver, trustee, guardian or assignee for the Member or his, her or its property, if the appointment is not dismissed within sixty (60) days;

(iv) The Member has become insolvent, made an assignment for the benefit of creditors or voluntarily initiated or had involuntarily initiated against him, her or it any act, process or proceeding under any insolvency, bankruptcy or similar law providing for relief of debtors (provided that the filing of an involuntary petition in bankruptcy against the Seller shall not give the Company and remaining Members options to purchase all or any part of the Seller’s Units, if the petition is dismissed within sixty (60) days of filing);

(v) The institution of an attachment or other proceeding involving all or any part of the Member’s Units, if not dismissed within sixty (60) days;

(vi) The voluntary or involuntary dissolution and/or liquidation of the Member;

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(vii) The merger or consolidation of the Member with or into any other person or entity; The occurrence of any other event which would result in the voluntary or involuntary sale, assignment, pledge or other transfer or encumbrance of all or any part of the Member’s Units, by operation of law or otherwise, but not including the death of the B Member (which is subject to Section 8.8); and

(viii) The termination of a Member’s employment with the Company.

(b) Upon the occurrence of an event described in Subsections 8.7 (a)(i) or 8.7(a)(ii), only the Units proposed to be voluntarily sold, assigned, pledged or otherwise transferred or encumbered shall be subject to the options to purchase contained in this Section 8.7. Upon the occurrence of an event described in Subsections 8.7(a)(iii) through 8.7(a)(ix) hereof, all of the Units, then owned by the Seller shall be subject to the options to purchase contained in this Section 8.7. Whether all or only part of the Units of the Seller are subject to the options to purchase set forth herein, such Units are referred to herein as the “Offered Stock.” A Seller proposing a voluntary sale, assignment, gift, pledge or other transfer pursuant to Section 8.7(a)(i), may not, without the express written consent of all non-Seller Members voluntarily sell, assign, gift, pledge or otherwise transfer or encumber less than all of the Seller’s Units.

(c) The Company shall have thirty (30) days from the later of the date of its receipt of the Seller’s notice or the date the purchase price of the Offered Units is determined pursuant to Section 8.9 hereof (the “First Option Period”) to notify the Seller of its election to purchase some or all of the Seller’s Units, subject to the options to purchase contained in this Section 8.7 at the Agreement Price.

(d) In the event the Company elects not to exercise its prior right to purchase all of the Offered Units in accordance with its option described above, the Company shall call a special meeting of the Members (the “Special Meeting”), to be held within ten (10) days after the expiration of the First Option Period. At the Special Meeting, any of the Offered Units not purchased by the Company shall be offered to the remaining Members, each of whom shall have the right to purchase, at the Agreement Price, a pro rata portion of the unsold Offered Units, based upon the ownership percentage of each remaining Member as of the date of the Seller’s notice in relation to the aggregate ownership percentage of all such remaining Members as of such date. If any remaining Member elects not to purchase his, her or its entire allotment, the unsold Offered Units may be purchased in pro rata portions by the other remaining Members, based upon the ownership percentage of each remaining Member desiring to purchase more of the Offered Units as of the date of the Seller’s notices in relation to the aggregate ownership percentage of all of the remaining Members desiring to purchase more of the Offered Units as of such date. The offering of the unsold Offered Units shall continue until all of the Offered Units has been purchased or some or all of such unsold Offered Units has been rejected by all remaining Members.

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(e) Notwithstanding any provision of this Section 8.7 to the contrary, neither the Company nor any of the remaining Members shall be entitled to purchase any portion of the Offered Units unless the Company and/or one or more of the remaining Members collectively purchase all of the Offered Units.

The Seller may, during the ninety (90) day period following the Special Meeting make an assignment of all, but not less than all, of the Offered Units not purchased by the Company and/or the remaining Members in accordance with the notice, subject, however, to (i) compliance with all of the provisions of this Article III, (ii) compliance with applicable state and federal securities laws, and (iii) the continued imposition of the restrictions imposed by this Agreement on the Offered Units in the hands of the purchaser, assignee, donee, pledge or other transferee or secured party (the “Assignee”).

Any such assignment cannot be on terms more favorable to the Assignee or Assignees than the terms upon which the Offered Units was offered to the Company and the remaining Members or take place more than ninety-one (91) days after the Special Meeting unless the Offered Units are first reoffered to the Company and the remaining Members in accordance with this Section 8.7 and shall be treated as a new independent offering subject to all the conditions of Section 8.7, including without limitation, those related to time and notice.

8.8 Mandatory Purchase by Company or Members. Upon the occurrence of any of the following events affecting a Member (or his, her or its representative, heirs or estate as the case may be) (the “Affected Member”) the Company or the remaining Members shall be required to purchase such Member’s Units. Such option will arise upon the occurrence of any of the following events:

(a) A Member dies; or

(b) A Member becomes Disabled.

Upon the occurrence of an event described above, all of the Units then owned by the Affected Member shall be offered to the remaining Members and the Company, pursuant to the terms of Section 8.7(c) and (d), and the remaining Members and the Company shall acquire all of the Units owned by the Affected Member immediately prior to the occurrence of such event and any additional Units acquired by the Affected Members or the Affected Member’s estate subsequent to the occurrence of such an event. The purchase price of the Units shall be the same as the purchase price for Units set forth under Section 8.9.

8.9 Agreement Price. The purchase price of the Offered Units under Section 8.7, and for any Units transferred pursuant to the terms of Section 8.8 (also referred to as the “Offered Units” for purposes of this Section) shall be as follows:

(a) In the event of a proposed voluntary sale by the Seller of the Offered Units for a cash consideration to an unaffiliated third-party on an arm’s-length basis, the purchase price and terms of the Offered Units hereunder shall be the same as the amount and terms contained in such third-party’s bona fide written offer made in good faith.

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(b) In all other cases, the purchase price of the Offered Units hereunder shall be determined in the following manner:

(i) In the event the Seller, on the one hand, and the Company or the remaining Members, on the other hand, are able to mutually agree upon the purchase price of the Offered Units, the purchase price of the Offered Units hereunder shall be the amount agreed upon by the Seller, on the one hand, and the Company or the remaining Members, on the other hand, during the period of thirty (30) days following the date the Company and the remaining Members receive the Seller’s notice pursuant to Section 8.7 hereof, as the case may be (the “Negotiation Period”); or

(ii) In the event the Seller, on the one hand, and the Company and/or the remaining Members, on the other hand, are not able to mutually agree upon the purchase price of the Offered Units hereunder prior to the expiration of the Negotiation Period, then the parties shall select, by unanimous consent, an investment bank experienced in business valuations (an “IB”) to conduct a valuation of Seller’s Offered Units, and thus determine the purchase price. If the parties cannot agree on an IB, Seller shall select one IB and Buyers jointly shall select one IB. Those two IBs shall then select a third IB. All three IBs will value the Offered Units and the purchase price shall be the average of the two closest determinations. Any IBs so selected will be instructed not to consider discounts for minority ownership or lack of marketability in determining the value of the Offered Units.

8.10 Payment of Purchase Price. The Company or purchasing Members shall pay to the Seller the total purchase price for the Offered Units being purchased by the Company or the purchasing Members as determined pursuant to Section 8.9 hereof, at a closing to be held at the office of the Company. Such closing shall be held thirty (30) days after (i) the date on which the Company notifies the Seller of its election to purchase all of the Offered Units, or (ii) the date of the Special Meeting, as the case may be. At the closing, the Seller and any purchasing Members shall execute all instruments requested by the Company or by the purchasing Members for the purpose of confirming or evidencing the transfer of the Offered Units. In addition, the Company or purchasing Members shall pay the purchase price in the following manner:

(a) The Company or purchasing Members shall offset against the purchase price any amount due them from the Seller, including the amount of any damages suffered by the Company or purchasing Members as a result of any breach of this Agreement by the Seller.

(b) In the event the purchase is as a result of the death or disability of the Seller, any life insurance proceeds or disability insurance proceeds received by the Company or purchasing Members as a result of the death or Disability of the Seller shall be applied by the recipient toward the payment thereof to the extent of the remaining balance owed by such recipient to the Seller; provided, however, that any insurance proceeds in excess of the purchase price shall be and remain in separate property of the recipient of the proceeds.

(c) Upon the occurrence of an event described in Section 8.7(a)(i), the Company or purchasing Members shall pay to the Seller the total purchase price for the Offered Units being purchased upon the terms specified in the third party’s offer.

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(d) In the event at least fifty percent (50%) of the total purchase price is not paid in accordance with the preceding Sections 8.10 (a) and (b), then the Company or purchasing Members shall each pay cash at closing in an amount sufficient to bring the aggregate amounts paid by the Company or purchasing Member up to fifty percent (50%) of the total purchase price.

(e) The remaining balance of the purchase price, if any, shall be evidenced by Promissory Notes of the Company or purchasing Members bearing interest at six percent (6%) per annum on the unpaid balance. The unpaid principal balance of the Promissory Notes and accrued interest thereon shall be payable in thirty-six (36) equal monthly installments, the first installment to be paid on the first day of the month following the closing. Said Promissory Notes shall provide for prepayment without penalty and shall also contain a clause providing for the acceleration of the payment of the unpaid balance at the option of the holder in the event a default in the payment of principal and interest is not cured within thirty (30) days of the maker’s receipt of notice of default. To secure the payment of the Promissory Notes, the Company or purchasing Members shall pledge the Offered Units purchased from the Seller to the Seller pursuant to a mutually acceptable security agreement.

(f) In the event of a default by the Company or the purchasing Members in the payment of any principal or interest on any Promissory Notes issued pursuant to Section 8.10(e) hereof, which default is not cured within thirty (30) days of such default, or of the transfer of all or substantially all of the assets of the Company or of a majority of the Units of the Company by sale, exchange, merger, consolidation or any other disposition, before the obligations of the Company or purchasing Members under the Promissory Notes shall have been fully discharged, the unpaid principal balance plus accrued interest on any such Promissory Notes issued by the Company or the purchasing Members hereunder shall become immediately due and payable, without further notice to or demand upon the Company or purchasing Members. This provision shall be included in the Promissory Notes of the Company and purchasing Members.

8.11 Default Under Loan Agreements. Notwithstanding any other provisions of this Agreement to the contrary, in the event any purchase by the Company of Offered Units pursuant to this Agreement or the accompanying payments of the purchase price would result in a default under any loan or credit agreements between the Company and any lender, then the purchase, or the payments if the purchase has been made, shall be postponed until the transaction can proceed without causing such a default. Interest at the rate set forth in Section 8.10(e) hereof shall accrue during the time that the transaction is postponed. The parties to the transaction shall take all reasonable action to cause the transaction to proceed as soon as possible.

ARTICLE IX -
DRAG-ALONG AND TAG-ALONG RIGHTS

9.1 Drag-Along Rights. If at any time Voting Members holding 65% of the outstanding Units with Governance Rights (each such holder, a “Control Seller” and collectively the “Control Sellers”) approve a Sale of the Company (an “Approved Sale”), then, without any further action or approval by the Board of Directors, each Member who is not a Control Seller (each, a “Non-Control Seller”), shall consent to and raise no objections against the Approved Sale or the process by which the Approved Sale is undertaken, and if the Approved Sale is structured as a sale of Units, each Non-Control Seller shall, if requested by the Control Sellers, sell or otherwise Transfer their Units or any portion thereof if requested on the terms and conditions approved by the Control Sellers. Each Non-Control Seller shall promptly take all actions deemed necessary or desirable (in the sole judgment of the Control Sellers) in connection with, and to facilitate the consummation of, the Approved Sale, including the execution of all agreements and instruments as requested by the Control Sellers. Without limiting the foregoing, (a) if the Approved Sale is structured as a merger, consolidation, joint venture or similar transaction, each Non-Control Seller shall vote in favor of such transaction and waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation, and (b) if the Approved Sale is structured as a sale or exchange of Units, each Non-Control Seller shall agree to sell or exchange a number of Units equal to the number of Units such Non-Control Seller owns or has a right to acquire multiplied by a fraction, the numerator of which is the number of Units being sold by the Control Sellers and the denominator of which is the number of Units owned by the Control Sellers immediately prior to the sale, on the terms and conditions approved by the Control Sellers and upon which the Control Sellers agree to sell or exchange the Units held by such Control Sellers. The Company shall use reasonable efforts to notify the Non-Control Sellers in writing not less than thirty (30) days prior to the proposed consummation of an Approved Sale; provided, however, that each Non-Control Seller agrees not to directly or indirectly (without the prior written consent of the Company) disclose to any other Person (other than to such Non-Control Seller’s legal counsel in confidence, as otherwise necessary to protect such Non-Control Seller’s rights under this Agreement or as otherwise required by law) any information related to such potential Sale of the Company.

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9.2 Tag-Along Rights. Except with respect to Transfers pursuant to Section 9.1, if the Requisite Percentage of Members propose to sell (collectively, the “Initiating Sellers”) to a purchaser or related group of purchasers more than fifty percent (50%) of the then outstanding Units (a “Participation Sale”), each other Member (a “Non-Initiating Seller”) may elect to participate in the Participation Sale by delivering written notice to the Company and Initiating Sellers within ten (10) days following the receipt by such Non-Initiating Seller of notice of such Participation Sale. Each Non-Initiating Seller that makes such election shall be entitled to sell, at the same price and on the same terms as the Initiating Sellers, a number of Units equal to the product of (i) the quotient determined by dividing the number of Units owned by such Non-Initiating Seller by the aggregate number of Units outstanding at such time, and (ii) the aggregate number of Units to be sold by all parties in such Participation Sale.

9.3 Other Agreements with Respect to Drag-Along and Tag-Along Transactions. With respect to any Approved Sale or Participation Sale in accordance with Section 9.1 or 9.2, each Member must, if requested by the Control Sellers or the Initiating Sellers (as the case may be, the “Majority Sellers”), (i) execute and deliver all agreements, certificates and instruments as requested by the Majority Sellers, (ii) give the same representations, warranties, covenants, releases and indemnities as the Majority Sellers are giving in the transaction and (iii) irrevocably appoint one or more persons designated by the Majority Sellers as the Members’ agent and/or representative with respect to all aspects of that transaction (including without limitation amendments, new documents, waivers, and the prosecution, defense or settlement of claims, in each case in connection with that transaction) pursuant to a power of attorney (or other writing) in form and substance satisfactory to the Majority Sellers. The purchase price for such sale shall be allocated among the Members. So long as such sale is conducted in compliance with this Section, each Member hereby waives any right under the Act or otherwise to appraisal of Units and agrees to vote in favor of, or otherwise consent to, such sale.

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(a) Upon the failure of any Member to take the actions required by any Majority Seller under this Article IX, such Member hereby appoints a Member designated by the Board of Directors as that Members attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as are required to be executed and delivered by that Member pursuant to this Article IX, and upon such Members receipt of their proportionate share of the purchase price pursuant to this Article IX, such Member shall for all purposes be deemed no longer a Member or Member of the Company, shall not be entitled to any distributions with respect to the Units held by such Member and shall have no other rights or privileges granted to the Member or the Member under this Agreement or otherwise with respect to the Company or its Subsidiaries. This power of attorney is irrevocable and is coupled with an interest. Upon the failure of any Member to take any of the actions required by this Article IX, such Member shall reimburse the Company, the Majority Sellers and/or the Board of Directors for any costs or expenses (including without limitation reasonable attorney’s fees) incurred by any such parties in the enforcement of their respective rights under this Article IX.

(b) Each Member participating in any transaction pursuant to Sections 9.1 or 9.2 shall bear their pro rata share (based upon the number of Units sold by such Member out of the total number of Units sold by all Persons in such transaction) of the costs of any sale of Units pursuant to Sections 9.1 or 9.2 to the extent such costs are not otherwise paid by the Company or the acquiring party. Costs incurred by a participating Member on his or its own behalf shall not be considered costs of the transaction hereunder.

ARTICLE X - DISSOLUTION AND TERMINATION

10.1 Events Causing Dissolution.

(a) The Company will be dissolved upon the first to occur of the following events:

(i) upon the approval of a Majority in Interest; and

(ii) upon the entry of a decree of judicial dissolution permitted under Section 322.0701 of the Act.

(b) Notwithstanding Section 322.0701 of the Act, the forgoing events which cause dissolution of the Company are the exclusive events which cause the dissolution of the Company.

10.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Board will take such actions as may be required pursuant to the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Board may liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair market value therefor, apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 4.2, and do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

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ARTICLE XI - MISCELLANEOUS

11.1 Title to the Property. Title to the Property will be held in the name of the Company. No Member has any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member has any right to seek or obtain a partition of the Property, nor does any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

11.2 Nature of Interest in the Company. An Interest is personal property for all purposes.

11.3 Organizational Expenses. Each Member will pay such Member’s own expenses incurred in connection with the creation and formation of the Company and review and negotiation of this Agreement.

11.4 Notices. Any notice, demand, request or other communication (a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, any Member, or any other Person will be sufficient if in writing and if hand delivered or mailed by registered or certified mail to the Company at its principal office or to a Member or any other Person at the address of such Member or such other Person as it appears on the records of the Company or sent by facsimile transmission to the telephone number, if any, of the recipient’s facsimile machine as such telephone number appears on the records of the Company, or sent via email to the email address, if any, of the recipient as it appears on the records of the Company. All Notices that are mailed will be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand delivered will be deemed to be given upon delivery. All Notices that are given by facsimile transmission or e-mail (with confirmation of transmission) will be deemed given when sent if sent during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient.

11.5 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.6 No Third Party Rights. None of the provisions contained in this Agreement are for the benefit of or enforceable by any third parties, including creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Articles, or this Agreement.

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11.7 Entire Agreement. This Agreement, together with the Articles, constitutes the entire agreement among the Members and supersedes all other written, oral, or implied agreements, arrangements, and understandings among the Members the formation, operation and continuation of the Company and the relations among and between the Members and the Company.

11.8 Complete Statement of Expectations. Each Member represents and warrants that:

(a) This Agreement is a complete statement of the reasonable expectations of such Member with respect to the formation, operation, and continuation of the Company and the relations among and between the Members and the Company, and such Member does not have any such expectations not set forth in this Agreement.

(b) This Agreement contains a complete statement of all expectations that were material to such Member’s decision to become a member of the Company.

11.9 Amendments to this Agreement.

(a) Except as otherwise provided herein, this Agreement and the Articles may not be modified or amended in any manner other than by the written agreement of a Majority in Interest at the time of such modification or amendment.

(b) This Agreement may be amended by the Directors, without any execution of such amendment by the Members, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant sections of this Agreement with respect to such event have been satisfied:

(i) an adjustment of the Percentage Interests of the Members upon making a Capital Contribution (Section 3.2), upon the admission of an additional Member or issuance of an additional Interest (Section 8.5), or upon the redemption of an Interest;

(ii) the modification of this Agreement to comply with the relevant tax laws pursuant to Sections 3.3 or 4.5(j); and

(iii) the admission of a Substitute Member (Section 8.3).

(c) Anything in this Section 11.9 to the contrary notwithstanding, without the written consent of all Members, no amendment to this Agreement may:

(i) add to, detract from or otherwise modify the purposes of the Company as set forth in this Agreement;

(ii) enlarge the obligations of any Member under this Agreement;

(iii) amend any provisions of Article IV other than an amendment to comply with the relevant tax laws as provided in Section 4.5(j); or

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(iv) amend this Section 11.9 or any provision of this Agreement requiring the consent of a Super-Majority in Interest.

11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and may be enforced to the greatest extent permitted by law.

11.11 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement are binding upon, and will inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitutes one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

11.13 Governing Law. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Minnesota.

11.14 Legal Representation. The Members hereby acknowledge that this Agreement was prepared by the law firm of Stinson Leonard Street LLP on behalf of the Company. Each Member hereby acknowledges that:

(a) a conflict of interest may exist between such Member’s interests and those of the Company and the other Members;

(b) such Member has had the opportunity to seek the advice of independent legal counsel;

(c) this Agreement has tax consequences; and

(d) such Member has had the opportunity to seek the advice of independent tax counsel.

11.15 Conversions and Restrictions

(a) At such time as this Amended and Restated Agreement is fully executed, all Class B Membership Units shall automatically, and without any further action on the part of the Board or the Members, convert on a one-for-one basis into Class A Membership Units. With respect to Class B Membership Units which are subject to a risk of forfeiture, as set forth below, the Class A Membership Units into which such Class B Membership Units are converted shall remain subject to such risk of forfeiture. Furthermore, Sections 8.7-8.11 and Article IX shall apply to all Class A Membership Units into which Class B Membership Units are converted.

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(b) In the event the Company converts to a C corporation, automatically, and without any further action on the part of the Board or the Members, (x) each Class A Membership Unit shall convert on a one-for-one basis into shares of Company Common Stock; and (y) each Series A Preferred Unit shall convert into a share of Company Preferred Stock having rights, preferences and privileges comparable to the Series A Preferred Units (the “Comparable Rights”). With respect to Class A Membership Units which are subject to a risk of forfeiture, as set forth below, the shares of Common Stock into which such Units are converted shall remain subject to such risk of forfeiture. In the event of an “up-C” reorganization, each Class A Membership Unit shall be exchanged on a one-for-one basis into shares of the common stock of the holding company (the “Holdco”) formed in such “up-C” reorganization and each Series A Preferred Unit shall be exchanged on a one-for-one basis into shares of preferred stock of the Holdco with Comparable Rights. With respect to Class A Membership Units which are subject to a risk of forfeiture, as set forth below, the shares of Holdco common stock into which such Units are converted shall remain subject to such risk of forfeiture.

(c) The Membership Units issued to Messrs. Cohn, Sharp, Sperbeck and Day are fully vested and not subject to any risk of forfeiture. The Membership Units issued to Messrs. Lutz and Schupp (or Class A Membership Units or shares of Common Stock into which such Units may be converted, as set forth in Section 11.15 (a) or (b)), as appropriate, the “Subject Units”) are subject to forfeiture, as follows: in the event such Member’s employment with the Company is terminated, voluntarily or involuntarily, for whatever reason or no reason,

(i) after March 30, 2016 but prior to March 30, 2017, 368 of such Member’s Subject Units shall be forfeited upon the payment to such Member by the Company of $1.00 per Unit; and

(ii) after March 30, 2017 but prior to March 30, 2018, 184 of such Member’s Subject Units shall be forfeited upon the payment to such Member by the Company of $1.00 per Unit.

(d) Notwithstanding the foregoing, in the event that prior to September 1, 2018, there is a either a Change in Control of the Company or the Company successfully completes an initial public offering with at least $25,000,000 in gross proceeds, the risk of forfeiture shall terminate with respect to all Subject Units and such Subject Units shall be fully vested.

(e) The holders of Membership Interests subject to a risk of forfeiture shall make timely elections under Section 83(b) of the Code with respect to the granting of such interests.

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The parties hereto have executed this Agreement on the date first written above.

MEMBERS:

/s/ Timothy S. Krieger
Timothy S. Krieger

Summer Enterprises, LLC
By: Timothy S Krieger, President

/s/ Timothy S. Krieger
Timothy S. Krieger

/s/ Mark A. Cohn
Mark A. Cohn

/s/ Wiley H. Sharp III
Wiley H. Sharp III

/s/ Keith W. Sperbeck
Keith W. Sperbeck

/s/ Scott C. Lutz
Scott C. Lutz

/s/ Jeremy E. Schupp
Jeremy E. Schupp

/s/ Brandon Day
Brandon Day

COMPANY:

ASPIRITY HOLDINGS LLC

By: Mark A. Cohn
Its CEO

/s/ Mark A. Cohn
Mark A. Cohn

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SCHEDULE A

	Non-Voting Units		Voting Units
	Series A Preferred		Class A Common			Class B Common
Name of Member	Units	Percent	Units		Percent of Voting Rights	Units		Percent of Voting Rights
Timothy S. Krieger	496	100.00%	4,935		44.76%	—
Summer Enterprises, LLC			25		.24%
Mark A. Cohn*	—	—	—	—	—	1,654		15.00%
Wiley H. Sharp III*	—	—	—	—	—	1,654		15.00%
Keith W. Sperbeck*	—	—	—	—	—	1,103		10.00%
Scott C. Lutz*	—	—	—	—	—	551	**	5.00%
Jeremy E. Schupp*	—	—	—	—	—	551	**	5.00%
Brandon J. Day*	—	—	—	—	—	551		5.00%
Total	496	100.00%	4,960	100.00%	45.00%	6,064		55.00%

*The issuance of Class B Common Units to such persons shall be effective only upon FERC approval of the change in control of the Company.

**Subject to risk of forfeiture.